EXHIBIT 10.38

THE PHOENIX COMPANIES, INC.
DIRECTORS CASH DEFERRAL PLAN

Effective as of January 1, 2009

THE PHOENIX COMPANIES, INC.
DIRECTORS CASH DEFERRAL PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.01

Purpose.   The Phoenix Companies, Inc. Directors Cash Deferral Plan is intended to provide current, duly-elected non-employee members of The Phoenix Companies, Inc. Board of Directors with a plan to defer all or a portion of the cash portion of the Directors’ compensation.  It is the Company’s desire to have the benefit of the Director’s continued loyalty, service and counsel and also to assist the Director in planning for retirement and certain other contingencies.  The Phoenix Companies, Inc. Directors Cash Deferral Plan is intended to be an unfunded plan under the Employee Retirement Income Security Act of 1974, as amended.

1.02

Effective Date.   The Phoenix Companies, Inc. Directors Cash Deferral Plan is effective as of January 1, 2009.

ARTICLE II

DEFINITIONS

Wherever used in this Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

2.01

“Beneficiary” means the person(s) or entity, including one or more trusts, last designated by a Participant on a form or electronic media and accepted by the Plan Administrator or its duly authorized representative as a beneficiary, co-beneficiary, or contingent beneficiary to receive benefits payable under the Plan in the event of the death of the Participant.  In the absence of any such designation, the Beneficiary shall be (i) the Participant’s surviving spouse or domestic partner, (ii) if there is no surviving spouse or domestic partner, the Participant’s children (including stepchildren and adopted children) per stirpes, or (iii) if there is no surviving spouse or domestic partner and/or children per stirpes, the Participant’s estate.

2.02

"Benefit" means the amount equal to a Participant's Deferred Compensation Benefit.

2.03

“Benefit Plans Committee” means the committee which shall be composed of the Chief Executive Officer, the Chief Financial Officer and the Chief Investment Officer, or any other person(s) designated by the Chief Executive Officer.

2.04

“Board of Directors” means the board of directors of the Company or any of its subsidiaries.

2.05

“Code” means the Internal Revenue Code of 1986, as amended.

2.06

“Company” means The Phoenix Companies, Inc.

2.07

“Compensation” means the cash portion of the Director’s annual cash retainer, committee fees, meeting fees and any other cash payments that a Director may receive attributable to service as a member of the Board of Directors.

2.08

“Deferred Compensation Benefit” means the amount determined in accordance with the provisions of Article IV of this Plan.

2.09

“Deferred Compensation Credit” means the amount determined in accordance with the provisions of Section 4.02 of this Plan.

2.10

“Deferred Compensation Plan Election” means a Participant’s election to defer a portion of Compensation as set forth in Section 4.03.

2.11

“Deferred Compensation Investment Account” means the book account established on behalf of a Participant under Article VI of this Plan.

2.12

“Director” means a current, duly-elected non-employee member of the Company’s
Board of Directors.

2.13

“Disability” means that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.14

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.15

“Governing Body” means the Board of Directors, or any committee designated to act in such capacity by the Board of Directors.

2.16

“Investment Funds” means the funds designated by the Benefit Plans Committee as available investment options under the Plan, as the same may, from time to time, be changed by action of the Benefit Plans Committee.

2.17

“Participant” means a Director who meets the eligibility requirements of Article III and elects to participate in the Plan.

2.18

“Plan” means The Phoenix Companies, Inc. Directors Cash Deferral Plan as is set forth in this document as it may be amended from time to time.

2.19

“Plan Administrator” means the Benefit Plans Committee, designated to administer and manage the Plan and its deemed investments.

2.20

“Plan Year” means the calendar year.

2.21

“Retirement” means mandatory retirement from the Board of Directors pursuant to the Company’s mandatory retirement policy for Directors.

2.22

“Separation from Service” shall have the meaning set forth and described in the final regulations promulgated under Code section 409A.

2.23

“Specified Employee” means, for a non-employee Director who becomes an officer of the Company, a Director who, as of the date of the Director’s Separation from Service, is a key employee of the Company whose stock is publicly traded on an established securities market or otherwise.  A Director is a key employee if the Director meets the requirements of Code section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee identification date.  If a Director is a key employee as of a Specified Employee identification date, the Director is treated as a key employee (and therefore a Specified Employee) for the entire 12-month period beginning on the Specified Employee effective date.  For any nonqualified deferred compensation plan of the Company that is subject to Code section 409A, the Specified Employee identification date is December 31 of the preceding calendar year, and the Specified Employee effective date is April 1 of the current calendar year.

ARTICLE III

PARTICIPATION

3.01

Eligibility.  With respect to any Plan Year, any current, duly-elected non-employee Director of the Company who has elected to defer at least a portion of the Director’s Compensation shall be eligible to participate in this Plan.

3.02

Commencement of Participation.   Each eligible Director shall become a Participant in the Plan as of the date he or she meets the above requirement and completes a Deferred Compensation Plan Election as described in Section 4.03.

3.03

Termination of Participation.  A Director shall cease to be a Participant as of the date such Director ceases to meet all of the requirements of Section 3.01 above; provided, however, that benefits accrued by the Director as of such date shall not be reduced and shall be paid as provided herein.

ARTICLE IV

DEFERRED COMPENSATION

4.01

Deferred Compensation Benefit.  A Participant’s Deferred Compensation Benefit shall be equal to any amounts deferred by the Participant and credited to a Deferred Compensation Investment Account established for such Participant.

4.02

Deferred Compensation Credit.  A Participant’s Deferred Compensation Credits for any Plan Year shall consist of an amount the Participant elected to defer pursuant to Section 4.03.

4.03

Deferred Compensation Plan Election.  Each year prior to the beginning of the calendar year in which such Compensation would otherwise be paid, the Participant may make an irrevocable election to defer between one percent (1%) and one-hundred percent (100%) of such Participant’s Compensation for a Plan Year.

ARTICLE V

ELECTION TO DEFER AND ELECTION AS TO TIME AND FORM OF PAYMENT

5.01

Elections to Defer Under Section 4.03.

(a)

Deferral elections must be made by the end of the Participant’s taxable year immediately preceding the taxable year in which the services underlying the compensation are to be performed.  All such deferral elections become irrevocable as of the last day of the immediately preceding taxable year.

A newly eligible Participant must make an election within 30 days of initial eligibility (based on the plan aggregation rules) and such election applies only to Compensation on and after the election date, but shall be effective for the remaining portion of the calendar year in which the Participant is elected.  All such deferral elections become irrevocable as of the 30th day.

(b)

Deferred Compensation Elections will be carried over from year to year until the Participant makes an affirmative election to modify or terminate the election within the permitted time frames.

5.02

Elections – Time and Form of Payment.  The Participant must elect pursuant to the procedure established by the Plan Administrator within the time frames set forth in Section 5.01, the form of payment of the Deferred Compensation Investment Account hereunder.

(a)

Time of Payment – subject to Section 5.03, a distribution will always commence upon the Participant’s Separation from Service.

(b)

Form of Payment – the Participant may elect, as set forth above in this Article V, to receive his or her Benefit in one of the following forms of payment:

(i)

lump sum; or

(ii)

annual installments over a period not exceeding ten (10) years.

A Participant who fails to make such an election shall be deemed to have elected a lump sum distribution of the Participant’s Deferred Compensation Investment Account.  Any lump sum payment will be paid within 90 days of the Separation from Service.  Any installment payments will be made on a fixed schedule as specified in the Participant’s election, with the first installment to be paid within 90 days of the Participant’s Separation from Service.

If the annual installment method is elected, the Company, in its sole discretion, may elect that all amounts notionally held in the Deferred Compensation

Investment Account be withdrawn therefrom up to thirty (30) days prior to the first installment payment date and be deemed applied to purchase a period certain annuity in the name of the Company, and the amount payable to the Participant will be equivalent to the amounts payable under such annuity and in accordance with the installment payment schedule elected.

All distribution elections made pursuant to this Section 5.02 become irrevocable upon acceptance by the Plan Administrator.

5.03

Deferred Compensation Investment Account Distribution Provisions.  Notwithstanding any provision to the contrary in this Plan, for a Director who is a Specified Employee, the commencement date of any payment or the provision of any benefit from the Deferred Compensation Investment Account that would otherwise have occurred prior to the six month anniversary of the Director’s Separation from Service shall be postponed until the earlier to occur of (i) such six month anniversary and (ii) within 90 days following the Director’s death.  Upon the expiration of the six-month period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

5.04

Payment of Benefit.  Payment of a Participant’s Deferred Compensation Investment Account shall be made or commence in accordance with the manner elected not later than 90 days after the applicable distribution event, as described in Section 5.02.

5.05

Death Benefit.  Within 90 days following the death of a Participant, the value of the Participant’s Deferred Compensation Investment Account, determined as of the date of distribution, shall be distributed to the Participant’s Beneficiary in the manner specified in the Participant’s distribution election.

5.06

Mandatory Distributions of Account Balances of $25,000 or Less.   If the value of the Participant’s Deferred Compensation Investment Account under this Plan is equal to $25,000 or less on his or her Separation of Service, then, notwithstanding anything else contained herein to the contrary, including the Participant’s elections, the Participant shall receive a lump sum payment of his or her Deferred Compensation Investment Account within 90 days after his or her Separation from Service.

5.07

409A Transition Relief Provision.  Notwithstanding any other provision to the contrary in this Plan, Participants may be permitted to make elections prior to January 1, 2009 in accordance with the transition rules in effect under Code section 409A.

5.08

Suspension of Benefits Upon Re-Election.  Upon re-election, the benefits payable under this Plan cannot be suspended pursuant to Code section 409A, the regulations and guidance promulgated thereunder.

ARTICLE VI

INVESTMENT OF THE ACCOUNTS

6.01

Investment Accounts.  All Deferred Compensation Credits under Section 4.02 shall be made to the Participant’s Deferred Compensation Investment Account on the date that the Compensation would have otherwise been received by the Participant.  Such Deferred Compensation Credits shall be deemed to be invested in the Investment Fund(s) designated by the Participant in such manner as may be specified by the Plan Administrator, or, if no such designation is made, in the default Investment Fund designated from time to time by the Benefit Plans Committee.  Each Participant’s Deferred Compensation Investment Account will be adjusted on a daily basis by an amount equal to the amount of any adjustment that would have been made had the Participant’s credits been allocated and invested as herein provided; reduced, however, at the Company’s discretion, by an amount equal to the estimated income taxes, if any, payable by the Company on such adjustment, based on the Company’s highest tax rate on its net taxable income for the Plan Year in which such adjustment is made.  The Company reserves the right to reduce the interest or earnings on deferred compensation amounts for any federal or state taxes which it may incur as a result of interest or earnings on amounts held under this Plan.

6.02

Company Retains Control of Deemed Investments.  The election to designate deemed investments, as described above, shall be subject to restrictions as to minimum and maximum amounts as determined from time to time by the Plan Administrator.  Both initial and subsequent investment allocations must be made in one percent (1%) increments.  The Company shall have the right at any time to add new deemed investment options, cease to offer any or all of the deemed investment options, and alter or adjust the basis or method of calculating any interest or earnings for any of the investment options outlined above.  The Company shall be under no obligation to actually make any investment as described above.  Reference to any such investment shall be solely for the purpose of aiding the Company in measuring and meeting its liabilities under the terms of this Plan.  In any event, if any investments are made, the Company shall be named the sole owner and shall, except as otherwise determined by the Plan Administrator, have all of the rights and privileges conferred by any instrument evidencing such investments.  Such investments shall not be segregated, set aside or held in trust or escrow and shall at all times remain the unrestricted assets of the Company subject to the claim of its general creditors.

6.03

Value of Benefit.  The value of any benefit under this Plan at any point in time shall be equal to the value of the Deferred Compensation Investment Account as of the date of determination.

ARTICLE VII

FUNDING

7.01

Funding.  No special or separate fund shall be established by the Company and no segregation of assets shall be made to assure the payment of benefits under the Plan. No Participant shall have any right, title, or interest whatsoever in any specific asset of the Company.  Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person.  To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

ARTICLE VIII

CLAIMS FOR BENEFITS

8.01

Claims Procedure.  Claims for benefits under the Plan may be filed with the Plan Administrator on forms supplied by the Plan Administrator.  Written or electronic notice of the disposition of a claim shall be   furnished to the claimant within ninety (90) days after the application is filed (or within one hundred eighty (180) days if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstances are communicated to the claimant within the initial ninety (90) day period).  In the event the claim is wholly or partially denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan on which the decision is based shall be cited, and, where appropriate, a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, will be provided.  In addition, the claimant shall be furnished with an explanation of the Plan's claims review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.  A claimant must request a review of a denied claim in accordance with Section 8.02 and exhaust all remedies under the Plan before the claimant is permitted to bring a civil action for benefits.

8.02

Claims Review Procedure.  Any Director, former Director, or authorized representative or Beneficiary of either, who has been denied, either in whole or in part, a benefit by a decision of the Plan Administrator pursuant to Section 8.01 shall be entitled to request the Plan Administrator to give further consideration to his or her claim by filing with the Plan Administrator (on a form which may be obtained from the Plan Administrator) a request for review.  Such request, together with a written statement of the reasons why the claimant believes his or her claim should be allowed, shall be filed with the Plan Administrator no later than sixty (60) days after receipt of the notification provided for in Section 8.01.  If such request is so filed, the claimant or an authorized representative may submit written comments, documents, records and other information relating to the claim to the Plan Administrator within sixty (60) days after receipt of the notification provided for in Section 8.01.  The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Plan Administrator shall provide the claimant or an authorized representative with written or electronic notice of the final decision as to the allowance of the claim within sixty (60) days of receipt of the request for review (or within one hundred twenty (120) days if special circumstances requires an extension of time for processing the request and if written notice of such extension and circumstances is given to the claimant or an authorized representative within the initial sixty (60) day period).  Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement of the claimant or an authorized representative’s right to bring a civil action under ERISA section 502(a)  and a statement that the claimant or his or her Beneficiary is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim for benefits.  A document is relevant to the claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

8.03

Lost or Unknown Participants.  If any benefits payable under this Plan to a Participant, or to such Participant’s legal representative or Beneficiary, cannot be paid by reason that such person cannot be located by the later of (i) the last day of the calendar year in which the payment was due and (ii) the 15th day of the third calendar month following the date specified under the Plan, after reasonable efforts have been made to locate such person, such benefits shall be forfeited and returned to the Company.

ARTICLE IX

ADMINISTRATION OF THE PLAN

9.01

Powers and Duties of the Plan Administrator.  The Plan Administrator shall be responsible for the administration of the Plan (including but not limited to complying with reporting and disclosure requirements, and establishing and maintaining Plan records).  Any authority exercised by the Plan Administrator under the Plan shall be exercised by the Plan Administrator in its sole and absolute discretion.  Subject to the terms of the Plan, the Plan Administrator is authorized to determine all questions arising in connection with the Plan, to determine the eligibility of individuals for benefits, to interpret the provisions of the Plan and to construe all of its terms, to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and to make all other determinations and take all other actions necessary or advisable for the administration and interpretation of the Plan or to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Plan Administrator pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons.

9.02

Agents.  The Plan Administrator may engage such legal counsel, certified public accountants and other advisers and service providers, who may be advisers or service providers for the Company, and make use of such agents and clerical or other personnel, as it shall require or may deem advisable for purposes of the Plan.  The Plan Administrator may rely upon the written opinion of any legal counsel or accountants engaged by the Plan Administrator, and may delegate to any such agent its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Plan Administrator.

9.03

Reports to Governing Body.  The Plan Administrator shall report to the Governing Body or to a committee of the Governing Body designated for that purpose, as frequently as the Governing Body or such committee shall specify, with regard to the matters for which the Plan Administrator is responsible under the Plan.

9.04

Instructions for Payments.  All requests of or directions for payment, disbursement or settlement shall be managed by the Plan Administrator or such other person(s) as the Plan Administrator may from time to time designate in writing, including third-party record keepers and administrators.  This person shall cause to be kept full and accurate accounts of payments, disbursements and settlements under the Plan.

9.05

Hold Harmless.  To the maximum extent permitted by law, no person serving as the Plan Administrator shall be personally liable by reason of any contract or other instrument executed by such person or on such person’s behalf in such person’s capacity as the Plan Administrator nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, each such person and each other officer, employee, or director to whom any duty or power relating to the administration or interpretation of the Plan against any cost or expense (including counsel fees) or liability arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

9.06

Service of Process.  The Secretary of the Company or such other person designated by the Governing Body shall be the agent for service of process under the Plan.

ARTICLE X

MISCELLANEOUS

10.01

Amendment and Termination.

(a)

The Plan may be amended, modified or terminated at any time by the Company, at its sole discretion, subject to Section 10.01(b) below and except that, without the consent of any Participant or Beneficiary, if applicable, no such amendment, modification or termination shall affect, reduce or diminish any rights or benefits of any Participant accrued or in pay status as of the date of such amendment, modification or termination.  However no amendment, modification or termination shall result or cause an acceleration of payments or benefits under the

Plan, unless the termination satisfies the Code section 409A safe harbor summarized in Section 10.01(b).  Further, at its sole discretion, the Company may elect, upon termination of this Plan, to distribute in one (1) lump sum to the Participant or any Beneficiary, as the case may be, the value of the Deferred Compensation Investment Account or the commuted value of any remaining installment payments.  Notwithstanding the foregoing to the contrary, the Company may amend this Plan as it deems necessary or desirable to comply with the requirements of Code section 409A, as amended, and the regulations and pronouncements thereunder, regardless of whether any such amendment shall cause a reduction or cessation of the benefit prior to the adoption of such amendment.

(b)

Plan Termination under Code section 409A. Generally, payments may be accelerated upon Plan termination only if:

(i)     the Company is terminating an entire category of aggregated plans, that is, all other plans of a similar type (i.e., that are required to be aggregated with the terminating plan under the Code section 409A final regulations);

(ii)    all payments to the Directors as a result of the Plan termination are not made until at least twelve (12) months after action taken to terminate the
        Plan is taken, that is, all payments must be made between 13 and 24 months after the date such action is taken; and

(iii)

no similar successor plan can be established within three (3) years following the date the action to terminate the Plan was taken.

10.02

Nonassignability.  The benefits payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized, except to the extent required by applicable law; provided, however, that at the sole discretion of the Plan Administrator, a Participant or Beneficiary may assign his or her entire interest in his or her Deferred Compensation Investment Account to the Participant’s or Beneficiary’s spouse or former spouse, as the case may be, under a divorce or separation instrument described in subparagraph (A) of Code Section 71(b)(2).  Furthermore, except by will or the laws of descent or distribution, the Participant and any Beneficiary may not anticipate the benefits provided hereunder by assignment, pledge, sale or similar act.

10.03

Other Rights.  This Plan creates no rights in the Participant to continue the Participant's affiliation with the Company, if any, for any length of time, nor does it create any rights in the Participant or obligations in the part of the Company other than those set forth herein.

10.04

Interpretation Consistent with Code Section 409A.  The intent of the parties is that payments and benefits under this Plan comply with Code section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith.  If any provision of this Plan would cause the Participant to incur any additional tax or interest under Code section 409A, the Company, to the extent feasible, shall reform such provision to try to comply with Code section 409A through good faith modifications to the minimum extent reasonably appropriate to conform to Code section 409A.  To the extent that any provision hereof is modified to comply with Code section 409A, such modification shall, to the extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Code section 409A.

10.05

Successor Company.  In the event of the dissolution, merger, consolidation or reorganization of the Company, provision may be made by which a successor to all or a major portion of the Company’s property or business shall continue the Plan, and the successor shall have all of the power, duties and responsibilities of the Company under the Plan.

10.06

Governing Law.  This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Connecticut, without giving effect to the conflict of law provisions thereof.

10.07

Tax Withholding.  The Company may withhold from a payment any federal, state or local taxes required by law to be withheld with respect to such payments and such sums as the Company may reasonably estimate are necessary to cover taxes for which the Company may be liable and which may be assessed with regard to such payment.

10.08

Illegality of Particular Provision.  The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.